EXHIBIT 10.1

BROOKHAVEN MEDICAL, INC.
11 Paces West Drive, N.W.
Atlanta, Georgia 30327

404-467-9746
October 10, 2013

Mr. Robert Lutz, President
Wound Management Technologies, Inc.
777 Main Street, Suite 3100
Fort Worth, Texas 76102

Re: Proposal to Acquire Wound Management Technologies, Inc.

Dear Bob:

This letter (this “Letter”) is intended to summarize the principal terms of certain business relationships between Brookhaven Medical, Inc. (“BMI”) and Wound Management Technologies, Inc. (the “Company”), consisting primarily of: (i) a loan of $1,000,000 by BMI to the Company and its subsidiaries (collectively, the “Company Group”) in the form of a Senior Secured Convertible Promissory Note convertible into shares of Series C Preferred Stock of the Company as offered and described in the Company’s current private placement; (ii) an additional loan of up to $2,000,000 by BMI and/or a third-party financial institution to the Company Group on a senior secured basis to fund certain working capital needs of the Company Group, pursuant to the pro forma budget (the “Budget”) as described herein, commencing on October 1, 2013 and continuing monthly until March 31, 2014; and (iii) following the initial public offering (“IPO”) of BMI, the merger of the Company with a subsidiary of BMI (collectively, the “Transactions”).  BMI and the Company are sometimes each referred to herein as a “Party”, and collectively, as the “Parties.”

The Parties hereby agree as follows:

1. Transactions.

a)           (i)  Simultaneous with the execution of this Letter by the Parties, BMI shall loan to the Company Group the sum of $1,000,000 pursuant to a Loan Agreement in the form of Exhibit A attached hereto for a Senior Secured Convertible Promissory Note in the form of Exhibit B attached thereto (the “Note”).  The Note shall bear interest at eight (8%) percent per annum, with the principal of, and accrued but unpaid interest on, the Note being due and payable in cash on the later of: (i) the first anniversary date of the Note; or (ii) if the Merger Agreement (as defined below) is executed and delivered by the Parties, the first anniversary of the date of the Merger Agreement (the “Maturity Date”).  The Note shall provide that, at the option of BMI, at any time prior to the Maturity Date, with notice to the Company but not later than the date of approval of the Merger Agreement by the respective Boards of Directors of BMI and the Company as set forth below, the Note and any accrued interest shall be converted into shares of the Company’s Class C Convertible Preferred Stock (the “Preferred Shares”) at a conversion price of $70 per share ($1,000,000 in the aggregate, plus accrued but unpaid interest) (the “Convertible Note Transaction”).  The Note shall be secured by all of the tangible and intangible assets of the Company Group, including but not limited to their accounts receivable, patents, trademarks, tradenames and contracts (the “Collateral”) which security interest shall be evidenced by a Security Agreement, the form of which is attached to the Loan Agreement as Exhibit C, a UCC Form-1 Financing Statement and such other filings as may be necessary to perfect its security interest in the Collateral.  Proceeds of the Note shall be used to repay the outstanding indebtedness of the Company Group as set forth on Exhibit D attached hereto.  Immediately following the execution of this Letter by the Parties, the Board of Directors of the Company shall elect one (1) designee of BMI to the Board of Directors of the Company.

Mr. Robert Lutz
October 10, 2013

(ii)  Prior to the execution of this Letter by the Parties, the Company shall have entered into an agreement with WellDyne Corporation regarding the Surgical Site Infection Program, a copy of which is attached hereto as Exhibit E.

b)           On or prior to November 10, 2013 (the “Loan Documentation Expiration Date”), the Parties shall, in good faith, use all commercially reasonable efforts to negotiate, execute and deliver loan documentation, reasonably satisfactory to each Party, pursuant to which BMI will loan or arrange for a third party to loan the Company Group working capital of up to $2,000,000, pursuant to the Budget attached hereto as Exhibit F (the “Loan Transaction”).  The amounts listed on Exhibit F shall be the maximum amounts that BMI shall be responsible for and the Parties agree that, to the extent actual operating results exceed the forecast agreed upon by the Parties, the amount of working capital to be advanced by BMI shall be reduced by any such excess amount, provided that the Company Group has at least $150,000 in cash at the end of each month.

c)           On or prior to November 10, 2013, the Parties shall in good faith use all commercially reasonable efforts to negotiate, execute and deliver an Agreement and Plan of Merger (the “Merger Agreement”), reasonably satisfactory to each Party (the “Merger”).  In the Merger, the holders of the Company’s Common Stock (including holders of Series C Preferred Stock (excluding the shares of Series C Preferred Stock to be issued to BMI on the conversion of the Note, as provided above) will be converted into the right to receive, in the aggregate, the greater of: (i) 1,500,000 shares of the common stock of BMI (the “BMI Common Stock”); or (ii) the number of shares of BMI Common Stock equal to $15,000,000 divided by the weighted-average sales price for the BMI Common Stock as reported on the NASDAQ GM (or other recognized national securities exchange) for the preceding ten (10) trading days.  The Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1968, as amended.

2.           Proposed Definitive Merger Agreement. As soon as reasonably practicable after the execution of this Letter, the Parties shall commence to negotiate a definitive merger agreement (the “Definitive Agreement”), with the initial draft to be prepared by BMI’s counsel. The Definitive Agreement will include the Merger terms summarized in this Letter and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this Letter.

3.           Conditions of Closing of Merger.  Closing of the Merger shall be conditioned upon execution and delivery by the requisite parties to the Merger of the Definitive Agreement and the satisfaction of certain conditions precedent to be included in the Definitive Agreement, including without limitation:

a)           the Loan Transaction shall have been consummated and BMI shall not be in default of its obligations under the Loan Transaction documentation, but only if the default is not cured within 5 business days after written notice of default has been delivered by the Company to BMI;

b)           approval of the Merger and Definitive Agreement by the Board of Directors and the shareholders of the Company;

c)           approval of the Merger and Definitive Agreement by the Board of Directors of BMI;

d)           all consents and approvals necessary to consummate the Merger shall have been received (including, without limitation, the approval by the patent holders of the Company’s CellerateRX product);

e)           BMI and Target Company (as defined below) shall have entered into a definitive agreement approved by the board of directors of BMI and the board of directors and the required vote of the shareholders of FMI for the acquisition of all of the outstanding shares of stock of FMI by Target Company (“Target Company” shall mean the company identified by BMI in version 7 of this LOI);

Mr. Robert Lutz
October 10, 2013

f)           BMI shall have made an investment in, and received an exclusive manufacturing agreement with, CreatiVasc Medical, Inc. (“CVM”);

g)           on or prior to January 31, 2014, BMI shall have filed with the Securities and Exchange Commission (the “SEC”) a Form S-1 Registration Statement (the “BMI Registration Statement”) for a firm-commitment initial public offering of at least 2,000,000 shares of BMI Common Stock (the “IPO”);

h)   the BMI Registration Statement shall have been declared effective by the SEC on or prior to May 31, 2014 (or such later date as mutually agreed to in writing by the Parties);

i)    the IPO shall have been consummated with gross proceeds to the Company, before underwriting discounts, of at least $20,000,000;

j)    the BMI Common Stock shall be listed for trading on the NASDAQ GM or other nationally recognized securities exchange;

k)           a Registration Statement on Form S-4 regarding the Merger shall have been timely filed with, and declared effective by, the Securities and Exchange Commission;

l)    BMI and the Company shall have completed their respective due diligence investigations by October 31, 2013 and shall be reasonably satisfied with the results thereof;

m)          there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or the assets of the Company or BMI, Target Company or CVM; and

n)   the Merger shall have been consummated prior to or on the first day of trading of the BMI Common Stock on the NASDAQ GM or other nationally recognized securities exchange.

4.           Due Diligence.

a)           From and after the date of this Letter, the Company will authorize management of the Company Group to allow BMI and its advisors reasonable access during normal working hours to the facilities and books and records of the Company Group for the purpose of completing BMI’s due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the Company Group’s financial, legal, tax, environmental, intellectual property and labor records and agreements, and any other matters as BMI’s accountants, tax and legal counsel, and other advisors reasonably deem relevant.

b)           From and after the date of this Letter, BMI will authorize BMI’s management to allow the Company and its advisors reasonable access during normal business hours to BMI’s facilities and books and records for the purpose of completing the Company’s due diligence review. The due diligence investigation will include, but is not limited to, a complete review of BMI’s financial, legal, tax, environmental, intellectual property and labor records and agreements, and any other matters as the Company’s accountants, tax and legal counsel, and other advisors reasonably deem relevant.  In addition, BMI shall provide to the Company access to all due diligence information on Target Company and CVM as BMI has received from Target Company and CVM.

Mr. Robert Lutz
October 10, 2013

5.           Covenants of the Company. During the period from the signing of this Letter through the earlier of: (i) the date that the Definitive Agreement is executed and delivered by the parties thereto; or (ii) the LOI Termination Date (as defined below), the Company will: (i) conduct its business in the ordinary course in a manner consistent with past practice, (ii) maintain its properties and other assets in good working condition (normal wear and tear excepted), and (iii) use all reasonably commercial efforts to maintain the business and employees, customers, assets and operations as an ongoing concern in accordance with past practice.

6.           Exclusivity.  In consideration of the expenses that BMI has incurred and will incur in connection with the proposed Transaction, the Company agrees that until such time as this Letter has terminated in accordance with the provisions of Section 7 below (such period, the “Exclusivity Period”), neither the Company or any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates  shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than BMI and its affiliates (an “Acquisition Proposal”) to acquire all or substantially all of the business and properties, or all or substantially all of the capital stock and capital stock equivalents of the Company, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with BMI.  Immediately upon execution of this Letter, the Company shall terminate any and all existing discussions or negotiations with any person or group of persons other than BMI and its affiliates regarding an Acquisition Proposal.  The Company represents that it is not a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter.

7.           Termination.  This Letter will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the Definitive Agreement by BMI and the Company, (ii) the failure of the Parties to execute and deliver the Loan Documentation on or prior to the Loan Documentation Expiration Date; (iii) mutual written agreement of BMI and the Company or (iv) November 10, 2013 (the “LOI Termination Date”). Notwithstanding anything in the previous sentence, Sections 1(a) and 7 through 13 hereof shall survive the termination of this Letter and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party prior to such termination.

Mr. Robert Lutz
October 10, 2013

8.           Governing Law.  THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF DELAWARE.

9.           Confidentiality.  This Letter is confidential to the Parties and their representatives and is subject to the Confidentiality Agreement entered into between BMI and the Company on June 24, 2013, which continues in full force and effect.  Notwithstanding the above, BMI acknowledges and agrees that due to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Company will need to file this Letter and the accompanying Exhibits with the Securities and Exchange Commission.

10.           No Third Party Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter.

11.           Expenses.  Each Party will each pay its own transaction expenses, including the fees and expenses of investment bankers, attorneys, accountants and other advisors, incurred in connection with the proposed Transactions.

12.           No Binding Agreement.  This Letter reflects the intention of the Parties, but for the avoidance of doubt neither this Letter nor its acceptance shall give rise to any legally binding or enforceable obligation on any Party, except with regard to Sections 1(a) and Sections paragraphs 7 through 13 hereof.  Except as provided in Section 1(a) above, no contract or agreement providing for any transaction involving the Company and BMI shall be deemed to exist between BMI and any of its affiliates and the Company unless and until a final definitive agreement has been executed and delivered.

Mr. Robert Lutz
October 10, 2013

13.           Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.  The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transactions on that basis, please sign this Letter in the space provided below and return an executed copy.  This offer will remain in effect until 5:00 P.M., Atlanta, Georgia time, on October 10, 2013, unless accepted or rejected by the Company, or withdrawn by BMI prior to acceptance by the Company.

Very truly yours, BROOKHAVEN MEDICAL, INC.
By: /s/ John D. Feltman John D. Feltman, President

Agreed to and accepted: WOUND MANAGEMENT TECHNOLOGIES, INC.
By: Robert H. Lutz, Jr. Robert H. Lutz, Jr., Chief Executive Officer and President